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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                October 31, 2006


                              Diomed Holdings, Inc.


           Delaware                    000-32045                  84-1480636
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(State or Other Jurisdiction         (Commission              (I.R.S. Employer
of Incorporation)                    File Number)            Identification No.)

1 Dundee Park, Andover, MA                                           01810
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(Address of Principal Executive Offices)                          (Zip Code)


       Registrant's telephone number, including area code: (978-475-7771)


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Item 5.02 Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers


         The Board of Directors of Diomed Holdings, Inc. (the "Company") has appointed William D. Allan as the managing director of its wholly-owned United Kingdom subsidiary, Diomed, Ltd., effective November 1, 2006. In this role, Mr. Allan will be responsible for planning, developing and implementing corporate programs related to the management of the Company's U.K. operations including research and development, manufacturing, quality, regulatory, finance, information technology, human resources, global customer support and administration, as well as sales and marketing outside of the Americas. Prior to his appointment to this position, Mr. Allan was for the past fifteen years an officer and employee of Smith & Nephew. Most recently he held the position of Global Vice President - Marketing for Smith & Nephew Wound Management.

         The Company has entered into an agreement with Mr. Allan under which his annual salary is (pound)105,000. On the approval of the Compensation Committee of the Company's board of directors, the Company will grant Mr. Allan options for 75,000 of the Company's shares under its equity incentive plan. The exercise price will be set in accordance with the incentive plan. Mr. Allan also is eligible to participate in the Company's bonus plan and is eligible to receive 30% of his annual salary by meeting quantitative objectives. For 2006, payout will be prorated based on time employed. If the Company terminates Mr. Allan's employment without cause (as defined by his employment agreement), he will be entitled to receive as severance an amount equal to 12 months' salary. The Company has also agreed to provide Mr. Allan with an annual transportation allowance of (pound)13,440 paid monthly, as well as temporary living expenses and relocation expenses.


Item 9.01         Financial Statements and Exhibits


99.1             Press Release by Diomed Holdings, Inc., dated October 31, 2006
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Diomed Holdings, Inc.
                                          (Registrant)

Date:    October 31, 2006                 By:        /s/  DAVID B. SWANK
                                                    ---------------------
                                          Name:     David B. Swank
                                          Title:    Chief Financial Officer


List of Exhibits:

99.1             Press Release by Diomed Holdings, Inc. dated October 31, 2006